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                                                                    Exhibit 16.1

Securities and Exchange Commission                                 July 20, 1999
Washington, D.C. 20549

Ladies and Gentlemen:

   We were previously the principal accountants for Cerent Corporation (formerly known as Fiberlane Communications, Inc.) and, under the date of February 27, 1998, we reported on the financial statements of Fiberlane Communications Inc. as of December 31, 1997 and for the period from January 27, 1997 (inception) to December 31, 1997. On June 17, 1999, our appointment as principal auditors was terminated. We have read the statements described herein under the caption "Change in Independent Accountants" and we agree with such statements, except that we are not in a position to agree or disagree with Cerent's statements that the decision to change auditors was approved by the Board of Directors of Cerent Corporation on June 17, 1999 or that prior to June 17, 1999, the Company had not consulted with Ernst & Young LLP on items that involved the Company's accounting principles or the form of the audit opinion to be issued on the Company's financial statements.

                                     Very truly yours,

                                     /s/ KPMG LLP